WALKER FINANCIAL CORPORATION
                                 CODE OF ETHICS
                          (As Adopted on April12, 2004)

This Code of Ethics of Walker Financial Corporation (the "Company") applies to the Company's principal executive officer, principal financial officer, principal accounting officer, controller, and all other persons performing similar functions for the Company (each, a "Subject Employee").

The Company expects all of its employees, including its Subject Employees, to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the policies and procedures adopted by the Company that govern the conduct of its employees.

Accordingly, each Subject Employee shall:

(a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b) Avoid conflicts of interest and to disclose to the Corporate Governance Committee of the Board of Directors of the Company or, if no such committee exists, the full Board of Directors of the Company (in either case, the "Code of Ethics Administrator") any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c) Take all reasonable measures to protect the confidentiality of non-public information about the Company and its customers obtained or created in connection with the Subject Employee's activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company;

(e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of each self-regulatory organization (a "SRO") of which the Company is a member or subject to the SRO's rules and regulations; and

(f) Promptly report any possible violation of this Code of Ethics to the Code of Ethics Administrator.

Each Subject Employee is prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

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Each Subject Employee shall be held accountable for the Subject Employee's adherence to this Code of Ethics. Any failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment as may be determined by the Code of Ethics Administrator. Any violation of this Code of Ethics by a Subject Employee also may constitute violations of law and may result in civil and criminal penalties against the Subject Employee and/or the Company.

Each Subject Employee should direct any questions regarding the best course of action in a particular situation to the Code of Ethics Administrator.

Each Subject Employee, as well as all other employees of the Company, may elect to remain anonymous in reporting any possible violation of this Code of Ethics.

Any attempt to discourage or discipline a Subject Employee or other employee of the Company for reporting a possible or actual violation of this Code of Ethics shall, in itself, be a violation of this Code of Ethics for which disciplinary action by the Code of Ethics Administrator may be taken.


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   YOUR PERSONAL COMMITMENT TO THE WALKER FINANCIAL CORPORATION CODE OF ETHICS

I acknowledge that I have received and read Walker Financial Corporation
Code of Ethics, as adopted on April 12, 2004, and understand my obligations as a Subject Employee to comply with the Code of Ethics.

I further understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.


Signature of Subject Employee:
                                ----------------------------------

Print name of Subject Employee:
                                ----------------------------------

Print date of signing:
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